Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FreightCar America, Inc.:

We have audited the accompanying consolidated balance sheets of FreightCar America, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the accompanying balance sheets have been restated to reclassify certain borrowings from long-term to current liabilities and the accompanying statements of cash flows have been restated to reclassify restricted cash flows from cash flows from operating activities to cash flows from investing activities.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

February 22, 2005 (March 8, 2005 as to the effects of the restatement described in the first paragraph of Note 2, “Restatements,” April 1, 2005 as to Note 17 and September 2, 2005 as to the effects of the restatement described in the second paragraph of Note 2, “Restatements”)

FreightCar America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands except for share and per share data)

	December 31,
	2003	2004
	(As Restated–See Note 2)
Assets
Current assets
Cash and cash equivalents	$20,008	$11,213
Restricted cash	—	1,200
Accounts receivable, net of allowance for doubtful accounts of $113 in 2003 and $116 in 2004	1,074	4,136
Inventories	28,570	73,218
Prepaid expenses and other current assets	598	983
Income taxes receivable	815	—
Deferred income taxes	8,029	10,519

Total current assets	59,094	101,269
Property, plant and equipment, net	29,043	24,199
Restricted cash	11,698	11,755
Deferred financing costs, net	1,375	915
Deferred offering costs	—	2,013
Intangible assets, net	7,443	13,637
Goodwill	21,521	21,521
Deferred income taxes	9,878	15,834

Total assets	$140,052	$191,143

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$24,660	$69,631
Current portion of long-term debt	2,000	2,000
Accrued payroll and employee benefits	9,440	9,904
Accrued warranty	5,324	5,964
Other current liabilities	6,916	5,274
Industrial revenue bonds	5,200	5,200

Total current liabilities	53,540	97,973

Long-term debt, less current portion	44,578	48,858
Deferred revenue	5,216	4,883
Accrued pension costs, less current portion	7,039	16,767
Accrued postretirement benefits	15,404	18,988
Rights to additional acquisition consideration, including accumulated accretion of $14,691 and $20,408, respectively	22,865	28,581

Total liabilities	148,642	216,050
Commitments and contingencies
Redeemable preferred stock, $500 par value
Series A voting, 100,000 shares authorized, 8,660 shares issued and outstanding (liquidation preference of $7,836 and $8,486, respectively)	7,836	8,486
Series B non-voting, 100,000 shares authorized, 3,840 shares issued and outstanding (liquidation preference of $3,284 and $3,696, respectively)	3,284	3,696

Total redeemable preferred stock	11,120	12,182

Stockholders’ deficit
Common stock, $.01 par value
Class A voting, 100,000 shares authorized, 6,138,000 shares issued and outstanding (Note 17)	—	—
Class B non-voting, 100,000 shares authorized, 737,000 shares issued and outstanding (Note 17)	—	—
Additional paid in capital	—	8,900
Accumulated other comprehensive loss	(4,698)	(5,055)
Accumulated deficit	(15,012)	(40,934)

Total stockholders’ deficit	(19,710)	(37,089)

Total liabilities and stockholders’ deficit	$140,052	$191,143

See notes to the consolidated financial statements.

FreightCar America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2002	2003	2004
Sales	$225,497	$244,349	$482,180
Cost of sales	212,589	225,216	468,309

Gross profit	12,908	19,133	13,871
Selling, general and administrative expense	12,778	14,318	14,601
Compensation expense under stock option agreements (selling, general and administrative expense)	—	—	8,900
Provision for settlement of labor disputes	—	—	9,159

Operating income (loss)	130	4,815	(18,789)
Interest income	(162)	(128)	(282)
Related-party interest expense	6,517	6,764	7,029
Third-party interest expense	1,595	1,367	1,111
Interest expense on rights to additional acquisition consideration	3,659	4,573	5,716
Write-off of deferred financing costs	—	348	—
Amortization of deferred financing costs	702	629	459

Loss before income taxes	(12,181)	(8,738)	(32,822)
Income tax benefit	(3,554)	(1,318)	(7,962)

Net loss	(8,627)	(7,420)	(24,860)
Redeemable preferred stock dividends accumulated, but undeclared	1,062	1,063	1,062

Net loss attributable to common shareholders	$(9,689)	$(8,483)	$(25,922)

Weighted average common shares outstanding—basic and diluted	6,875,000	6,875,000	6,888,750

Net loss per common share attributable to common shareholders—basic and diluted	$(1.41)	$(1.23)	$(3.76)

See notes to the consolidated financial statements.

FreightCar America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except for share data)

	Common Stock				Accumulated Other Comprehensive Loss	Additional Paid-In- Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, January 1, 2002	6,138,000	$—	737,000	$—	$—	$—	$3,160	$3,160
Net loss	—	—	—	—	—	—	(8,627)	(8,627)
Additional minimum pension liability, net of tax effect of $1,759	—	—	—	—	(3,013)	—	—	(3,013)

Comprehensive loss	—	—	—	—	—	—	—	(11,640)

Redeemable preferred stock dividends accumulated, but undeclared	—	—	—	—	—	—	(1,062)	(1,062)

Balance, December 31, 2002	6,138,000	—	737,000	—	(3,013)	—	(6,529)	(9,542)
Net loss	—	—	—	—	—	—	(7,420)	(7,420)
Additional minimum pension liability, net of tax effect of $985	—	—	—	—	(1,685)	—	—	(1,685)

Comprehensive loss	—	—	—	—	—	—	—	(9,105)

Redeemable preferred stock dividends accumulated, but undeclared	—	—	—	—	—	—	(1,063)	(1,063)

Balance, December 31, 2003	6,138,000	—	737,000	—	(4,698)	—	(15,012)	(19,710)
Net loss	—	—	—	—	—	—	(24,860)	(24,860)
Additional minimum pension liability, net of tax effect of $484	—	—	—	—	(357)	—	—	(357)

Comprehensive loss	—	—	—	—	—	—	—	(25,217)

Issuance of stock options	—	—	—	—	—	8,900	—	8,900
Redeemable preferred stock dividends accumulated, but undeclared	—	—	—	—	—	—	(1,062)	(1,062)

Balance, December 31, 2004	6,138,000	$—	737,000	$—	$(5,055)	$8,900	$(40,934)	$(37,089)

See notes to the consolidated financial statements.

FreightCar America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2003	2004
	(As Restated–See Note 2)
Cash flows from operating activities
Net loss	$(8,627)	$(7,420)	$(24,860)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities
Depreciation	6,764	6,780	6,760
Loss on disposal of equipment	—	138	299
Amortization of intangible assets	853	591	590
Amortization of deferred financing costs	702	629	460
Write-off of deferred financing costs	—	348	—
Accretion of Senior Notes	714	655	715
Accretion of deferred revenue	379	387	380
PIK Notes issued for interest	5,803	6,483	6,315
Interest expense on rights to additional acquisition consideration	3,659	4,573	5,716
Deferred income taxes	1,356	(657)	(7,962)
Provision for settlement of labor disputes	—	—	9,159
Compensation expense under stock option agreements	—	—	8,900
Changes in operating assets and liabilities
Accounts receivable	(508)	1,109	(3,062)
Inventories	(170)	(1,124)	(44,648)
Prepaid expenses and other current assets	(507)	(14)	(385)
Income taxes receivable	(6,020)	4,254	815
Accounts payable	3,036	1,542	44,971
Accrued payroll and employee benefits	(2,461)	3,183	464
Accrued warranty	(3,052)	(3,474)	640
Other current liabilities	(1,053)	3,289	(1,642)
Deferred revenue	1,085	(176)	(713)
Accrued pension costs and accrued postretirement benefits	1,864	(2,720)	(3,472)

Net cash flows provided by (used in) operating activities	3,817	18,376	(560)

Cash flows from investing activities
Restricted cash deposits	(55)	(7,582)	(1,257)
Capital expenditures	(553)	(369)	(2,215)

Net cash flows used in investing activities	(608)	(7,951)	(3,472)

Cash flows from financing activities
Payments on long-term debt	(8,517)	(17,784)	(2,750)
Deferred financing costs and deferred offering costs	—	(1,358)	(2,013)
Borrowings	—	9,000	—

Net cash flows used in financing activities	(8,517)	(10,142)	(4,763)

Net increase (decrease) in cash and cash equivalents	(5,308)	283	(8,795)
Cash and cash equivalents
Beginning of year	25,033	19,725	20,008

End of year	$19,725	$20,008	$11,213

Supplemental cash flow information
Cash paid for interest	$1,226	$1,401	$1,120

Income tax refunds received	$656	$4,908	$839

Non-cash transaction
Redeemable preferred stock dividends accumulated	$1,062	$1,063	$1,062

See notes to the consolidated financial statements.

FreightCar America, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2003, and 2004

(in thousands except share and per share data)

1. Description of the Business

FreightCar America, Inc. (“America”), through its direct and indirect wholly owned subsidiaries, JAC Intermedco, Inc. (“Intermedco”), JAC Operations, Inc. (“Operations”), Johnstown America Corporation (“JAC”), Freight Car Services, Inc. (“FCS”), JAIX Leasing Company (“JAIX”) and JAC Patent Company (“JAC Patent”) (herein collectively referred to as the “Company”) manufactures, rebuilds, repairs, sells and leases freight cars used for hauling coal, other bulk commodities, steel and other metals, forest products and automobiles. The Company has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. The Company’s operations comprise one operating segment. The Company and its direct and indirect wholly owned subsidiaries are all Delaware corporations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of America, Intermedco, Operations, JAC, FCS, JAIX and JAC Patent. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of used railcars received in sale transactions, useful lives of long-lived assets, warranty and workers’ compensation accruals, pension and postretirement benefit assumptions, stock compensation and the valuation reserve on the net deferred tax asset. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all unrestricted short-term investments with original maturities of three months or less when acquired to be cash equivalents.

Inventories

Inventories are stated at the lower of first-in, first-out cost or market and include material, labor and manufacturing overhead. Used railcars are stated at the estimated fair market value at date of receipt less a normal profit margin. Decreases in the fair market value of used railcars subsequent to the date of receipt are recognized when the estimated fair market value decreases below the recorded value. Used railcars are reflected net of such market valuation reserves of $754 and $618 at December 31, 2003 and 2004, respectively, to reduce the original carrying amounts to their estimated net realizable value. The Company’s inventory consists of raw materials, work in progress and finished goods for individual customer contracts. Therefore, management has determined that no reserve, including reserves for obsolete inventory, is necessary for raw materials, work in progress or finished new railcar inventory at December 31, 2003 and 2004.

Property, Plant and Equipment

Property, plant and equipment are stated at acquisition cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Description of Assets	Life
Buildings and improvements	10-40 years
Machinery and equipment	3-12 years

Maintenance and repairs are charged to expense as incurred, while major replacements and improvements are capitalized. The cost and accumulated depreciation of items sold or retired are removed from the property accounts and any gain or loss is recorded in the consolidated statement of operations upon disposal or retirement.

Long-Lived Assets

The Company evaluates long-lived assets under the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed. For assets to be held or used, the Company groups a long-lived asset or assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. An impairment loss for an asset group reduces only the carrying amounts of a long-lived asset or assets of the group being evaluated. Estimates of future cash flows used to test the recoverability of a long-lived asset group include only the future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group. The future cash flow estimates used by the Company exclude interest charges. There were no impairment charges recorded for long-lived assets during 2002, 2003 or 2004.

In November 2002, the Company temporarily discontinued production at the Shell Plant in Johnstown, Pennsylvania (the “Shell Plant”). The shutdown was principally due to having capacity in excess of current market demand. The Shell Plant, including associated equipment, has a net book value of $1,690 at December 31, 2004. The reopening of the Shell Plant as a manufacturing operation is dependent on, among other things, an increased demand for railcars. The Company recorded a charge of $299 in 2004 relating to the carrying value of certain equipment written off and determined that no other asset impairment charge is necessary. The Company plans to use the Shell Plant for storage and move the Company’s parts business to the Shell Plant when the lease for the current parts facility expires in 2007.

Deferred Offering Costs

The Company has deferred costs associated with a proposed initial public offering of its common stock which are specific incremental costs directly attributable to the offering. Deferred offering costs incurred prior to the offering will be applied against the proceeds from the offering when the offering is consummated. In the event the offering is not successful, such costs will be expensed.

Research and Development

Costs associated with research and development are expensed as incurred and totaled approximately $757, $207 and $329 for the years ended December 31, 2002, 2003 and 2004, respectively. Such costs are reflected within selling, general and administrative expenses on the consolidated statements of operations.

Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets which became effective for the Company on January 1, 2002. This standard requires that goodwill and intangible assets with indefinite useful lives should not be amortized but tested for impairment at least annually by comparing the fair value of the asset to its related carrying value. In accordance with the implementation of SFAS No. 142, the Company assessed the useful lives of its intangible assets during the year ended December 31, 2002 and concluded that it holds no indefinite-lived intangibles that have a carrying value.

Management performed the goodwill impairment test required by SFAS No. 142 as of January 1 of each year. The valuation used a combination of methods to determine the fair value of the Company (which consists of one reporting unit) including prices of comparable businesses, a present value technique and recent transactions involving businesses similar to the Company. There was no transition adjustment required as a result of the implementation of SFAS No. 142. No such impairment existed at December 31, 2003 and 2004 based on the Company’s evaluation.

Intangible assets consist of the following:

	December 31,
	2003	2004
Patents	$13,097	$13,097
Accumulated amortization	(5,654)	(6,244)

Patents, net of accumulated amortization	7,443	6,853
Pension intangible asset – see Note 8	—	6,784

Total intangible assets	$7,443	$13,637

Patents are being amortized over their remaining legal life from the date of acquisition on a straight-line method. The weighted average remaining life of the Company’s patents is 12 years. For the years ended December 31, 2002, 2003 and 2004, the Company recognized $853, $591 and $590, respectively, of amortization expense related to patents which is included in cost of sales. The Company estimates amortization expense for each of the five years in the period ending December 31, 2009 will be approximately $590.

Income Taxes

For Federal income tax purposes, the Company files a consolidated federal tax return. JAC files separately in Pennsylvania. The Company files a combined return in Illinois. The Company’s operations are not significant in any states other than Illinois and Pennsylvania. In conformity with SFAS No. 109,

Accounting for Income Taxes, the Company provides for deferred income taxes on differences between the book and tax bases of its assets and liabilities and for items that are reported for financial statement purposes in periods different from those for income tax reporting purposes. Management evaluates deferred tax assets and provides a valuation allowance when it believes that it is more likely than not that some portion of these assets will not be realized.

Rights to Additional Acquisition Consideration

At the date of the acquisition of the Company’s business in 1999 from Transportation Technologies Industries, Inc. (“TTII”), the Company recorded an obligation of $8,173, representing the present value of the Rights to Additional Acquisition Consideration, using a discount rate of 25% and an expected redemption period of seven years. Interest expense, representing the accretion of the discount and a 10% return on the stated amount of the rights, is calculated on the compounded carrying value of the obligation. See Note 6.

Product Warranties

The Company establishes a warranty reserve for new railcar sales at the time of sale, estimates the amount of the warranty accrual for new railcars sold based on the history of warranty claims for the type of railcar and adjusts the reserve for significant known claims in excess of established reserves.

Warranty terms are based on the negotiated railcar sales contracts and typically are for periods of one to five years. Historically, the majority of warranty claims occur in the first three years of the warranty period. The changes in the warranty reserve for the years ended December 31, 2002, 2003, and 2004 are as follows:

	Year ended December 31,
	2002	2003	2004
Balance at the beginning of the period	$11,850	$8,798	$5,324
Warranties issued during the period	2,305	572	2,812
Reductions for payments, cost of repairs and other	(4,067)	(3,029)	(1,856)
Changes in the warranty reserve for preexisting warranties	(1,290)	(1,017)	(316)

Balance at the end of the period	$8,798	$5,324	$5,964

Revenue Recognition

Revenues on new and rebuilt railcars are recognized when individual cars are completed, the railcars are accepted by the customer following inspection, the risk for any damage or other loss with respect to the railcars passes to the customer and title to the railcars transfers to the customer. There are no returns or allowances recorded against sales. Pursuant to Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Non-Monetary Transactions, and Emerging Issues Task Force (“EITF”) Issue No. 01-2, Interpretations of APB No. 29, revenue is recognized for the entire transaction on transactions involving used railcar trades when the cash consideration is in excess of 25% of the total transaction value and on a pro-rata portion of the total transaction value when the cash consideration is less than 25% of the total transaction value. Used railcars received are valued at their estimated fair market value at the date of receipt less a normal profit margin. Revenue from leasing is recognized ratably during the lease term.

The Company’s sales to customers outside the United States were not material for any period presented.

The Company accrues for loss contracts when it has a contractual commitment to manufacture railcars at an estimated cost in excess of the contractual selling price.

The Company records amounts billed to customers for shipping and handling as part of sales in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, and records related costs in cost of sales.

Financial Instruments

Management estimates that all financial instruments (including cash, restricted cash and long-term debt), except the Senior Notes and the PIK Notes (see Note 5) and the rights to additional acquisition consideration (see Note 6), have fair values that approximate their carrying values as of December 31, 2003 and 2004, due to the existence of short-term variable interest rates on those instruments. The fair value of the Senior Notes was estimated to be $30,928 and $30,043 at December 31, 2003 and 2004, respectively. The fair value of the PIK Notes was $18,389 and $25,451 at December 31, 2003 and 2004, respectively. The fair value of the Senior Notes and PIK Notes were calculated based on the present value of expected future cash flows using an estimated market discount rate of 11% at December 31, 2003 and 2004. The fair value of the rights to additional acquisition consideration was $23,365 and $28,671 at December 31, 2003 and 2004, respectively. The fair values were calculated based on the present value of expected future cash flows using an estimated market discount rate of 21% at December 31, 2003 and 2004.

Restricted Cash and Deferred Revenue

The Company has deferred a portion of revenue related to a 2000 railcar sale contract. The accreted value of the deferred revenue on the 2000 contract was $4,308 and $4,688 as of December 31, 2003 and 2004, respectively. The sales agreement required an initial deposit of $3,800 of the contract proceeds be placed in escrow for the Company’s participation in a residual support guaranty agreement with the buyer relating to the Company’s assistance in the buyer’s subsequent lease to other parties of the railcars purchased. The lessee may terminate the lease agreement on October 30, 2005, October 30, 2010 and October 30, 2015. Upon the termination of the lease, the Company may remarket the railcars. To the extent that the remarketed value is less than a defined price, the cash escrow may be used to reimburse the lessor. Such escrow is reflected on the Company’s balance sheet as restricted cash. Interest earned on the escrow is also restricted.

The Company has deferred a portion of revenue related to two railcar sale contracts in 2002 which contain underlying rental support requirements. The amount of deferred revenue is based on the maximum rental support the Company would be required to pay if the cars are not leased out at a specified rate over the next three years. The deferred revenue balance on the contracts was $261 and $195 as of December 31, 2003 and 2004, respectively.

The Company has deferred a portion of the revenue related to a sale and leaseback contract in 2003 for railcars in accordance with SFAS No. 28, Accounting for Sales with Leasebacks. The amount of the deferred revenue will be recognized in proportion to the related gross rental payments over the lease term. The deferred revenue balance on this contract was $647 as of December 31, 2003. The agreement expired in 2004.

On September 11, 2003, the Company entered into a revolving credit facility agreement (see Note 5), which requires the Company to maintain a restricted cash account, the “Cash Collateral,” as additional collateral. The balance of the Cash Collateral account is required to be a minimum of $7,500 until March 31, 2004; thereafter the minimum balance may be reduced in any quarter where the EBITDA requirements in accordance with the Revolving Credit Facility agreement are met for the previous 12 months. The Cash Collateral balance at December 31, 2003 and 2004 was $7,500.

In addition, at December 31, 2004, the Company had $1,200 in escrow representing security for workers’ compensation insurance.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) consists of net income (loss) and the minimum pension liability adjustment, which is shown net of tax.

Earnings Per Share

Basic earnings (loss) per share are calculated as net income (loss) attributable to common shareholders divided by the weighted-average number of common shares outstanding during the respective period. Diluted earnings (loss) per share are calculated by dividing net income (loss) attributable to common shareholders by the weighted-average number of shares outstanding plus dilutive potential common shares outstanding during the year.

As more fully described in Note 7, the Company’s board of directors approved the grant of options to purchase 1,014 Units, consisting of 550 shares of Class A voting common stock and one share of Series A voting preferred stock. The grant of these options, which have an exercise price of $0.01 per Unit, became effective on December 23, 2004. Since shares subject to these options are issuable at little or no cash consideration, they are considered to be contingently issuable shares and are considered outstanding in the computation of basic earnings per share for the period outstanding on a weighted average basis. The weighted average common shares outstanding are computed as follows:

Common shares outstanding	6,875,000
Effect of contingently issuable shares	13,750

Weighted average common shares outstanding (basic and diluted)	6,888,750

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities, which was later amended on December 24, 2003 (“FIN 46R”). FIN 46R explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. FIN 46R requires unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks and rewards of ownership among their owners and other parties involved. The provisions of FIN 46R are generally effective for periods ending after December 31, 2003. The Company has no variable interest entities and, as a result, the adoption of FIN 46, as amended by FIN 46R, had no impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, including the deferral of certain effective dates as a result of the provisions of FASB Staff Position 150-3, Effective Date, Disclosures and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company adopted SFAS No. 150 effective January 1, 2004 as required. The adoption of SFAS No. 150 had no effect on the financial statements.

In December 2003, the FASB revised SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, to require additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit postretirement plans. The Company has adopted these additional disclosure requirements and included such disclosures in the notes to the financial statements.

In December 2003, FASB Staff Position (“FSP”) No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, was released. FSP No. 106-1 was subsequently superseded by FSP No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003. FSP No. 106-2 requires a sponsor of a postretirement health care plan that provides a prescription drug benefit to implement the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) for the first interim period beginning after June 15, 2004. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Although detailed regulations necessary to implement the Act have not yet been finalized, the Company believes that drug benefits offered to the salaried retirees under its postretirement welfare plans will qualify for the subsidy under Medicare Part D. The effects of this subsidy were factored into the 2004 annual expense. The reduction in the benefit obligation attributable to past service cost was approximately $622 and has been reflected as an actuarial gain. The reduction in expense for 2004 related to the Act was approximately $145.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4, which requires the recognition of costs of idle facilities, excessive spoilage, double freight and rehandling costs as a component of current-period expenses. The provisions of SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Since the Company produces railcars based upon specific customer orders, management does not expect the provisions of SFAS No. 151 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29. APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB Opinion No. 29 included certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Management has not yet evaluated the impact of the adoption of SFAS No. 153 on the Company’s financial statements. The Company plans to adopt SFAS No. 153 effective January 1, 2006 as required.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment, which establishes the accounting for transactions in which an entity exchanges its equity instruments or certain liabilities based upon the entity’s equity instruments for goods or services. The revision to SFAS No. 123 generally requires that publicly traded companies measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. Management expects that the revised provisions of SFAS No. 123 will be effective for the Company beginning in July 2005. Management has not yet evaluated the impact of the revisions to SFAS No. 123 on the Company’s financial statements.

Restatements

Subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that $5,200 of industrial revenue bonds previously reported in long-term debt at December 31, 2004 and 2003 should have been reported within current liabilities. Accordingly, previously reported long-term debt at each of December 31, 2004 and 2003 has been reduced by $5,200 and current liabilities and total current liabilities at those dates have been increased by $5,200 from the amounts previously reported.

In addition, subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that restricted cash deposits previously reported in the statements of cash flows as operating activities should have been reported in the statements of cash flows as investing activities. Accordingly, the statements of cash flows for 2002, 2003 and 2004 have been restated from the amounts previously reported. A summary of the effects of the restatement is as follows:

	2002		2003		2004
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Net cash flows provided by (used in) operating activities	$3,762	$3,817	$10,794	$18,376	$(1,817)	$(560)
Net cash flows used in investing activities	$(553)	$(608)	$(369)	$(7,951)	$(2,215)	$(3,472)

3. Inventories

Inventories consist of the following:

	December 31,
	2003	2004
Raw materials and purchased components	$58	$146
Work in progress	20,177	55,304
Finished new railcars	3,418	14,386
Used railcars held for sale	4,917	3,382

Total inventories	$28,570	$73,218

4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2003	2004
Land	$909	$909

Buildings and improvements	24,012	24,189
Machinery and equipment	33,188	33,571

Cost of buildings, improvements, machinery and equipment	57,200	57,760
Less: Accumulated depreciation and amortization	(29,228)	(35,009)

Buildings, improvements, machinery and equipment net of accumulated depreciation and amortization	27,972	22,751

Construction in process	162	539

Total property, plant and equipment	$29,043	$24,199

5. Borrowing Arrangements

Total debt consists of the following:

	2003	2004
Senior Notes (net of unamortized discount of $1,786 and $1,071)	$23,214	$23,929
PIK notes	14,864	21,179
Term Loan	8,500	5,750
Short-term Industrial Revenue Bonds	5,200	5,200

Total debt	51,778	56,058
Current portion and short-term debt	(7,200)	(7,200)

Long-term debt, less current portion and short-term debt	$44,578	$48,858

The agreements governing the Existing Revolving Credit Facility (as defined below), the Term Loan (as defined below) and the Senior Notes (as defined below) require the Company to maintain specified minimum levels of EBITDA (as defined in those agreements) and certain leverage, fixed charge coverage and interest coverage ratios based on EBITDA. The Company was in compliance with such covenants at December 31, 2003. The Company was in violation of certain or all of these financial covenants with quarterly measurement dates for the three, six and nine months ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively. As a result, the Company was required to obtain waivers of these defaults from lenders under its existing revolving credit facility, the senior notes and the term loan. In December 2004, the Company obtained waivers of these defaults, as well as prospective waivers for any violations of the financial covenants for the quarter ended December 31, 2004, with respect to its existing revolving credit facility and the senior notes, and through the quarter ended September 30, 2005, with respect to the term loan. If such waivers had not been obtained, the Company’s failure to comply with these covenants would have resulted in an event of default, which may have led to the acceleration of any and all amounts due under its existing revolving credit facility, the senior notes and the term loan. In addition, the Company simultaneously amended the agreements governing its existing revolving credit facility and the senior notes to exclude from the calculation of the minimum EBITDA and EBITDA-based ratios charges of up to $9,200 in connection with the settlement of certain labor disputes (see Note 15), losses on a customer contract for box railcars in 2004 and non-cash expenses relating to its stock option plan. The Company was in compliance with the amended financial covenants as of December 31, 2004. Based on existing customer contracts in the Company’s backlog and the resulting projected operating results in 2005, management believes that the Company will meet the amended covenant requirements for the Existing Revolving Credit Facility and the Senior Notes through December 31, 2005 and the covenant requirement for the Term Loan through December 31, 2005.

Existing Revolving Credit Facility

The Company has entered into a revolving credit facility agreement (the “Existing Revolving Credit Facility”) which provides for a line of credit of $20,000 including a letter of credit sub-facility that may not exceed $12,000.

Borrowings and outstanding letters of credit under the Existing Revolving Credit Facility may not, in total, exceed the facility’s borrowing base (the “Facility Borrowing Base”). The Facility Borrowing Base, as defined in the Existing Revolving Credit Facility agreement, is the lesser of (i) $20,000 or (ii) an amount equal to a percentage of eligible accounts receivable plus a percentage of eligible finished inventory plus a percentage of eligible semi-finished inventory and the amount of the cash collateral held under the Existing Revolving Credit Facility (the “Cash Collateral,” see below). The Company must pay a fee of 0.35% to 0.50% per year, depending on the amount of cash advances drawn, on the unused portion of the Existing Revolving Credit Facility. At December 31, 2003 and 2004 there were no borrowings under the Existing Revolving Credit Facility and outstanding letters of credit amounted to $10,617. The Company’s ability to borrow under the Existing Revolving Credit Facility is conditioned upon, among other things, the requirement that no material adverse change has occurred in the Company’s business or operations as of the date of the borrowing request. Borrowing availability at December 31, 2004 under the Existing Revolving Credit Facility was $9,383.

Borrowings under the Existing Revolving Credit Facility are collateralized by the assets of JAC, FCS, JAIX and Operations. In addition the Company was required to maintain a restricted cash account referred to as Cash Collateral (see Note 2—Restricted Cash and Deferred Revenue) of at least $7,500 until March 31, 2004; thereafter, the minimum balance can be reduced in any quarter where certain requirements related to the Company’s earnings before interest, taxes, depreciation and amortization in accordance with the Existing Revolving Credit Facility agreement are met for the previous 12 months. The Cash Collateral balance at December 31, 2003 and 2004 was $7,500.

The Company must maintain compliance with certain covenants which, among other things, limit additional borrowings, acquisitions and guarantees. The Existing Revolving Credit Facility also restricts the ability of our borrower subsidiaries to, among other things, declare or pay any dividends on their common stock for distribution to America, except under certain circumstances. The Company was in compliance with such covenants at December 31, 2003 and, as amended, at December 31, 2004.

The Company may elect an interest rate, payable monthly, at either the “Floating Rate” (defined as the lender’s prime rate plus an applicable margin of between 0.25% and 1.25%) or the “Eurodollar Rate” (defined as the LIBOR Index Rate as adjusted for certain reserve requirements of the lender plus an applicable margin of between 2.5% and 4.0%). The applicable margins are determined based on the Company’s leverage ratio.

Term Loan

On October 17, 2003, the Company entered into a term loan (the “Term Loan”) for $9,000 with interest payable monthly at LIBOR plus 4.5%. At December 31, 2004, borrowings under the Term Loan bore interest at 6.78%. The loan is repayable on a monthly basis and matures on March 31, 2008. America, Intermedco, and JAC Patent act as guarantors for Operations’ Term Loan. Additionally, borrowings under the Term Loan are collateralized by the stock of Operations, Intermedco, JAC, FCS, JAIX and JAC Patent. The Company must maintain compliance with certain covenants which, among other things, limit additional borrowings, acquisitions and guarantees. The Company was in compliance with such covenants at December 31, 2003 and, as amended, at December 31, 2004.

Senior Notes and PIK Notes

The Senior Notes have a face value of $25,000 and were issued to certain shareholders of America. The Senior Notes bear interest at 15% payable quarterly in cash or, at the election of America, through the issuance of additional notes (the “PIK Notes”) which also bear interest at 15%. The Senior Notes will bear interest at 17% payable quarterly beginning on July 1, 2006. America must maintain compliance with certain financial covenants under the terms of the Senior Notes. A portion ($9,000) of the PIK Notes was repaid with proceeds from the Term Loan during 2003. The remaining balances outstanding under the Senior Notes and PIK notes are due on June 30, 2008. The debt discount is being amortized over the life of the Senior Notes using the straight-line method, which approximates the interest method. The Company must maintain compliance with certain covenants which, among other things, limit additional borrowings, acquisitions and guarantees. The Company was in compliance with such covenants at December 31, 2003 and, as amended, at December 31, 2004.

The Company has agreed to pay the holders of the Senior Notes (which holders are also stockholders of the Company) financing and management service fees aggregating $100 per year so long as the Senior Notes lenders also each own at least 1,375,000 shares of the Company’s common stock.

Industrial Revenue Bonds

The Company issued Industrial Revenue Bonds for $5,300 (of which $5,200 is currently outstanding) that bear interest at a variable rate (2.15% as of December 31, 2004) and can be redeemed by the Company at any time. The bonds are secured by a letter of credit issued by JAC and FCS which expires on December 15, 2005. The bonds have no amortization and mature on December 1, 2010. The bonds are also subject to a weekly “put” provision by the holders of the bonds and as a result have been reflected as a current liability.

Combined future principal repayments for all borrowing arrangements, including short-term debt, at December 31, 2004, are as follows:

2005 (including Industrial Revenue Bonds discussed above)	$7,200
2006	2,000
2007	1,750
2008	46,179
2009	-0-
Thereafter	-0-

57,129
Unamortized discount on Senior Notes	(1,071)

$56,058

6. Rights to Additional Acquisition Consideration

Under the share purchase agreement (the “Purchase Agreement”) relating to the acquisition of the Company’s business in 1999 from TTII, the Company was required to pay $20,000 of additional acquisition consideration (the “Rights to Additional Acquisition Consideration”) plus accreted value to TTII upon the occurrence of certain events. These events include an initial public offering satisfying certain conditions, the sale of a majority of the Company’s assets, the repayment of the borrowings under a prior term loan and the Senior Notes, subject to certain conditions, and the liquidation or dissolution of the Company. The amount payable upon a triggering event under the Rights to Additional Acquisition Consideration at redemption is $20,000 plus an accreted value that compounds at a rate of 10% annually, and was $30,990 and $34,089 at December 31, 2003 and 2004, respectively. Subsequent to the closing of the Purchase Agreement, TTII sold its interest in the Rights to Additional Acquisition Consideration to certain stockholders of the Company, one of which subsequently sold all of its Rights to Additional Acquisition Consideration to an unrelated third party (see Note 16).

At the time of the acquisition, the Company recorded an obligation of $8,173, representing the fair value of the Rights to Additional Acquisition Consideration at the time of the acquisition, using a discount rate of 25% and based on an estimated redemption period of seven years. The carrying value of the Rights to Additional Acquisition Consideration accretes annually under the effective interest method.

7. Redeemable Preferred Stock and Common Stock

Holders of the Company’s preferred stock control a majority of the votes of its board of directors and have the ability to direct the Company to, among other things, repurchase its outstanding securities. Therefore, the Company’s preferred stock may be considered to be redeemable at the option of the holders thereof and the Company has classified its preferred stock on its balance sheet separately rather than as part of stockholders’ equity.

Class A common stock has voting rights. Class B common stock is non-voting. The Series A voting preferred stock and Series B non-voting preferred stock both have a liquidation value of $500 per share and are subject to a 17% cumulative dividend before any dividends may be declared to common stockholders.

The Series A voting preferred stock and Series B non-voting preferred stock are redeemable at the option of the Company. Accumulated but undeclared dividends at December 31, 2003 and 2004, respectively, were $3,506 and $4,156 for the Series A voting preferred stock and $1,364 and $1,776 for the Series B non-voting preferred stock.

Common stock and preferred stock were sold to investors for amounts up to $500 per share when America purchased the Company. At that time, certain shareholders purchased the Senior Notes with a $25,000 principal amount plus 5,000 shares of Series A voting preferred stock and 2,750,000 shares of Class A common stock for total consideration of $25,000. The amounts allocated to the debt and each equity account were determined based upon an estimated fair value of $500 per share for each share of common stock and preferred stock (the amount paid by unrelated investors) with the residual $20,000 allocated to the Senior Notes. The Company has never paid dividends on the common or preferred stock.

On December 7, 2004, in accordance with the Company’s existing shareholders’ agreement, the Company’s board of directors approved the grant of certain options to purchase an aggregate of 1,014 Units to certain directors and officers of the Company at an exercise price of $0.01 per Unit. The grant of these options became effective on December 23, 2004. Each Unit consists of 550 shares of Class A voting common stock and one share of Series A voting preferred stock. The Company has recorded a non-cash expense of $8,900 based on the estimated fair value per Unit.

8. Employee Benefit Plans

The Company has qualified, defined benefit pension plans covering substantially all of the employees of JAC, Operations and JAIX. The Company uses a measurement date of December 31 for all of its employee benefit plans. Contributions to the plans are made based upon the minimum amounts required under the Employee Retirement Income Security Act. The plans’ assets are held by independent trustees and consist primarily of equity and fixed income securities.

Pension benefits which accrued as a result of employee service before June 4, 1999 remained the responsibility of TTII, the former owner of JAC, FCS, JAIX and JAC Patent (for employee service during the period October 28, 1991 through June 3, 1999), or Bethlehem Steel Corporation (“Bethlehem”) (for employee service prior to October 28, 1991), the owner of JAC prior to TTII. The Company initiated new pension plans for such employees for service subsequent to June 3, 1999, which essentially provide benefits similar to the former plans.

The Company also provides certain postretirement health care benefits for certain of its salaried and hourly retired employees. Employees may become eligible for health care benefits if they retire after attaining specified age and service requirements. These benefits are subject to deductibles, co-payment provisions and other limitations.

On October 15, 2001, Bethlehem filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bethlehem Bankruptcy”). The costs of postretirement benefits of employees over age 43 at the date that TTII purchased the assets of FCS from Bethlehem were paid by Bethlehem prior to the Bethlehem Bankruptcy. The Company did not reflect the cost and liability for these benefits in its financial statements because management believed the substantive postretirement plan for these individuals is a Bethlehem plan under the provisions of SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The Company became a defendant in a suit filed by the United Steelworkers of America and other plaintiffs alleging that the Company breached various collective bargaining agreements by terminating, effective May 1, 2002, retiree medical and life insurance for those retirees covered under the Bethlehem substantive plan as a result of the Bethlehem Bankruptcy (the “Deemer Case”). In February 2003, the magistrate judge issued a report and recommendation that the complaint be dismissed and summary judgment entered in favor of the Company. On July 14, 2003, the District Court rejected the report and recommendation. The parties engaged in discovery through May 31, 2004 and agreed to non-binding mediation. On November 15, 2004, the Company entered into an agreement to settle the Deemer Case, the Britt Case (as more fully described in Note 13) and the disputes relating to the Company’s collective bargaining agreement that had expired in October 2001. This settlement is more fully described in Note 15.

Costs of benefits relating to current service for those employees to whom the Company is responsible to provide benefits are expensed currently. The changes in benefit obligation, change in plan assets, funded status and weighted average assumptions as of December 31, 2003 and 2004, and components of net periodic benefit cost for the years ended December 31, 2003 and 2004 are as follows:

	Pension Benefits		Postretirement Benefits
	2003	2004	2003	2004
Change in benefit obligation
Benefit obligation—Beginning of year	$21,099	$28,616	$14,748	$20,443
Service cost	1,240	1,455	485	696
Interest cost	1,633	1,742	1,037	1,533
Plan amendment	—	8,569	(392)	30,097
Actuarial loss	5,790	685	4,965	1,744
Benefits paid	(1,146)	(1,196)	(400)	(543)

Benefit obligation—End of year	$28,616	$39,871	$20,443	$53,970

Accumulated benefit obligation	$22,577	$35,205

Change in plan assets
Plan assets—Beginning of year	$7,636	$11,249	$—	$—
Actual return on plan assets	1,773	1,878	—	—
Employer contributions	2,986	4,773	400	543
Benefits paid	(1,146)	(1,196)	(400)	(543)

Plan assets at fair value—End of year	$11,249	$16,704	$—	$—

	Pension Benefits		Postretirement Benefits
	2003	2004	2003	2004
Funded status
Benefit obligation in excess of plan assets	$17,367	$23,167	$20,443	$53,969
Unrecognized prior service (cost) benefit	—	(6,784)	3,743	(21,976)
Unrecognized net loss	(11,228)	(10,633)	(8,782)	(10,045)

Net amount recognized at December 31	$6,139	$5,750	$15,404	$21,948

Amounts recognized in the balance sheets
Accrued benefit liability	$(13,581)	$(20,817)	$(15,404)	$(21,948)
Intangible asset	—	6,784	—	—
Accumulated other comprehensive loss (pre-tax)	7,442	8,283	—	—

Net amount recognized at December 31	$(6,139)	$(5,750)	$(15,404)	$(21,948)

	Pension Benefits			Postretirement Benefits
	2002	2003	2004	2002	2003	2004
Components of net periodic benefit cost
Service cost	$1,566	$1,240	$1,455	$421	$485	$696
Interest cost	1,119	1,633	1,742	888	1,037	1,533
Settlement of labor dispute	—	—	1,714	—	—	4,433
Expected return on plan assets	(634)	(787)	(1,200)	—	—	—
Amortization of prior service cost (gain)	—	—	71	(337)	(351)	(56)
Amortization of unrecognized net loss	58	740	602	128	225	481

	$2,109	$2,826	$4,384	$1,100	$1,396	$7,087

The change in the pension benefit obligation for the year ended December 31, 2003 reflects an increase as a result of a $4,000 actuarial loss attributable to a large group of previously laid-off employees being rehired, as well as a group of laid-off employees qualifying for special early termination benefits.

During 2003, the Company experienced a reduction of its postretirement benefit obligation of $392 related to a plan amendment to its postretirement benefits program to decrease salaried employees’ life insurance benefits. Additionally, the change in benefit obligation for the year ended December 31, 2003 reflects an increase as a result of a $4,900 actuarial loss attributable to the decrease in the discount rate, unfavorable medical claims experience and the increase in the health care rate assumptions under the postretirement benefit program.

During 2004, the Company experienced an increase in its pension benefit obligation of $8,569 and an increase in its postretirement benefit obligation of $30,097 related to amendments to its pension benefit and postretirement benefit plans. These increases were the result of a settlement reached between the Company and The United Steelworkers of America, whereby the Company agreed to add certain retirees to its postretirement benefit programs, as more fully described in Notes 13 and 15. Such increases will result in increased pension and postretirement expense as prior service cost is amortized.

The following benefit payments, which reflect expected future service, as appropriate, were expected to be paid as of December 31, 2004:

	Pension Benefits	Postretirement Benefits
2005	$1,310	$2,961
2006	1,382	2,926
2007	1,440	3,019
2008	1,515	3,062
2009	1,625	3,063

The Company expects to contribute $4,049 to its pension plan in 2005.

The assumptions used to determine end of year benefit obligations are shown in the following table:

	Pension Benefits		Postretirement Benefits
	2003	2004	2003	2004
Discount rate	6.25%	6.00%	6.25%	6.00%
Rate of increase in compensation levels	3.00%-4.00%	3.00%-4.00%

The assumptions used in the measurement of net periodic cost are shown in the following table:

	Pension Benefits			Postretirement Benefits
	2002	2003	2004	2002	2003	2004
Discount rate	7.25%	6.75%	6.25%	7.25%	6.75%	6.25%
Expected return on plan assets	9.00%	9.00%	9.00%	—	—	—
Rate of compensation increase	3.00%-4.00%	3.50%-4.00%	3.00%-4.00%	—	—	—

Assumed health care cost trend rates at December 31 are set forth below:

	2002	2003	2004
Health care cost trend rate assigned for next year	5.00%	10.00%	9.00%
Rate to which cost trend is assumed to decline	5.00%	5.00%	5.00%
Year the rate reaches the ultimate trend rate	—	2008	2009

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
Effect on total of service and interest cost	$197	$(152)
Effect on postretirement benefit obligation	2,207	(1,824)

The Company’s pension plans’ investment policy, weighted average asset allocations at December 31, 2003 and 2004, and target allocations for 2005, by asset category, are as follows:

	Plan Assets at December 31,		Target Allocation 2005
	2003	2004
Asset Category
Equity securities	62%	74%	70%
Debt securities	38%	26%	30%

	100%	100%	100%

The basic goal underlying the pension plan investment policy is to ensure that the assets of the plans, along with expected plan sponsor contributions, will be invested in a prudent manner to meet the obligations of the plans as those obligations come due. Investment practices must comply with the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any other applicable laws and regulations.

The long term return on assets was estimated based upon historical market performance, expectations of future market performance for debt and equity securities and the related risks of various allocations between debt and equity securities. Numerous asset classes with differing expected rates of return, return volatility, and correlations are utilized to reduce risk through diversification.

The Company also maintains qualified defined contribution plans which provide benefits to their employees based on employee contributions, years of service, employee earnings or certain subsidiary earnings, with discretionary contributions allowed. Expenses related to these plans were $653, $617 and $736 for the years ended December 31, 2002, 2003 and 2004, respectively.

9. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, includes current and deferred components as follows:

	December 31,
	2002	2003	2004
Current taxes
Federal	$(4,709)	$(651)	$—
State	(201)	(10)	—

	(4,910)	(661)	—

Deferred taxes
Federal	1,572	(530)	(6,709)
State	(216)	(127)	(1,253)

	1,356	(657)	(7,962)

Total	$(3,554)	$(1,318)	$(7,962)

The provision (benefit) for income taxes for the years ended December 31, differs from the amounts computed by applying the federal statutory rate as follows:

	2002	2003	2004
Statutory U.S. federal income tax rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of federal tax benefit	(4.9)%	(4.7)%	(4.4)%
Valuation allowance	2.0%	4.9%	2.2%
Goodwill amortization for tax reporting purposes	(0.4)%	(0.5)%	(0.1)%
Nondeductible interest expense on rights to additional acquisition consideration	10.5%	18.3%	6.1%
Nondeductible stock compensation expense	—	—	6.8%
Nondeductible expenses	0.4%	0.6%	0.2%
Other	(1.8)%	1.3%	(0.1)%

Effective income tax rate	(29.2)%	(15.1)%	(24.3)%

Deferred income taxes result from temporary differences in the financial and tax bases of assets and liabilities. Components of deferred tax assets (liabilities) consisted of the following:

	December 31, 2003		December 31, 2004
Description	Assets	Liabilities	Assets	Liabilities
Accrued post-retirement and pension benefits-long term	$6,667	$—	$11,314	$—
Intangible assets	3,700	—	3,179	—
Accrued workers’ compensation costs	852	—	936	—
Accrued warranty costs	2,077	—	2,287	—
Accrued bonuses	2,587	—	1,796	—
Accrued vacation	708	—	709	—
Property, plant and equipment	—	(3,000)	—	(2,602)
Used railcars held for sale	395	—	73	—
Federal net operating loss carryforwards	2,846	—	4,001	—
State net operating loss carryforwards	2,928	—	3,310	—
Reserve on loss contract	—	—	1,426	—
Stock compensation expense	—	—	1,130	—
Other	1,214	—	2,589	—

	23,974	(3,000)	32,750	(2,602)
Valuation allowance	(3,067)	—	(3,795)	—

Deferred tax assets (liabilities)	$20,907	$(3,000)	$28,955	$(2,602)

Increase in valuation allowance	$427		$728

In the consolidated balance sheets, these deferred tax assets and liabilities are classified as current or noncurrent, based on the classification of the related liability or asset for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting, including deferred tax assets related to carryforwards, is classified according to the expected reversal date of the temporary differences as of the end of the year. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance of $3,067 and $3,795 has been recorded at December 31, 2003 and 2004, respectively, as management concluded it was more likely than not that certain net Commonwealth of Pennsylvania deferred tax assets would not be realized. At December 31, 2004, the Company had federal net operating loss carryforwards of $11,432, which expire in 2024. At December 31, 2004, the Company had Pennsylvania and Illinois net operating loss carryforwards of $39,729 and $18,191, respectively, which expire beginning in 2005 and 2022, respectively.

10. Risks and Contingencies

The Company is involved in various warranty and repair claims and related threatened and pending legal proceedings with its customers in the normal course of business. In the opinion of management, the Company’s potential losses in excess of the accrued warranty provisions, if any, are not expected to be material to the Company’s financial position, results of operations or cash flows.

The Company relies upon third-party suppliers for railcar heavy castings, wheels and other components for its railcars. In particular, it purchases a substantial percentage of its railcar heavy castings and wheels from subsidiaries of one entity. The Company also relies upon a single supplier to manufacture all of its cold-rolled center sills for its railcars. Any inability by these suppliers to provide the Company with components for its railcars, any significant decline in the quality of these components or any failure of these suppliers to meet the Company’s planned requirements for such components may have a material adverse impact on the Company’s financial condition and results of operations. While the Company believes that it could secure alternative manufacturing sources, the Company may incur substantial delays and significant expense in finding an alternative source and its results of operations may be significantly affected.

11. Other Commitments

The Company leases certain equipment under long-term operating leases expiring at various dates through 2014. The leases generally contain specific renewal or purchase options at lease-end at the then fair market amounts.

Future minimum lease payments at December 31, 2004, are as follows:

2005	$958
2006	1,532
2007	1,404
2008	1,300
2009	1,317

$6,511

The Company is liable for maintenance, insurance and similar costs under most of its leases and such costs are not included in the future minimum lease payments. Total rental expense for the years ended December 31, 2002, 2003 and 2004 was approximately $1,086, $713 and $1,913, respectively.

The Company has employment agreements with certain members of management which provide for base compensation, bonus, incentive compensation, employee benefits and severance payments under certain circumstances. The employment agreements generally have terms that range between two and three years and automatically extend for one-year periods until terminated prior to the then end of the term by either party upon 90 days notice. Base compensation for the executives ranges from between $200,000 and $550,000. The President and Chief Executive Officer is also entitled to cash bonuses, contingent on the fulfillment of certain conditions relating to the Company’s offering of its common stock, his continued employment or a change in control of the Company. Certain of the executives are entitled to participate in management incentive plans and other benefits as made available to the Company’s executives.

See Note 16 regarding management, deferred financing and consulting fees that the Company pays to certain of its stockholders.

12. Operating Segment and Concentration of Sales

The Company’s operations consist of a single reporting segment. The Company’s sales include railcars, used railcars, leasing and other. Railcar sales amounted to $212,308, $232,721 and $474,167 in the years ended December 31, 2002, 2003 and 2004, respectively. Sales of used rail cars amounted to $6,179, $5,944 and $161 in the years ended December 31, 2002, 2003 and 2004, respectively. Leasing revenues amounted to $1,323, $923 and $1,726 in the years ended December 31, 2002, 2003 and 2004, respectively. Other sales amounted to $5,686, $4,761 and $6,126 in the years ended December 31, 2002, 2003 and 2004, respectively.

Due to the nature of its operations, the Company is subject to significant concentration of risks related to business with a few customers. Sales to three customers accounted for 17%, 12% and 7%, respectively, of revenues for the year ended December 31, 2002. Sales to three customers accounted for 22%, 16% and 13%, respectively, of revenues for the year ended December 31, 2003. Sales to three customers accounted for 21%, 10% and 9%, respectively, of revenues for the year ended December 31, 2004.

13. Labor Agreements

A collective bargaining agreement at one of the Company’s facilities covering approximately 49% of the Company’s active labor force at December 31, 2003 and 2004 expired on October 2001. After negotiations between the union and the Company’s management, management implemented their final offer in January 2002 (the “Final Offer”). The employees subject to this collective bargaining agreement continued to work without a contract. The United Steelworkers of America filed an unfair labor practice charge against the Company with the National Labor Relations Board (“NLRB”). On April 4, 2003, the NLRB ruled against the Company. The NLRB sought to undo the Final Offer, make employees whole for any loss they suffered as a result of the Final Offer and force the Company to return to the bargaining table to continue negotiations on an agreement. In addition, a group of retirees impacted by the Final Offer filed a separate lawsuit (the “Britt Case”) against the Company for pension and retiree health care benefits. The Company, the United Steel Workers of America and other parties have since resolved all of these disputes. On November 15, 2004, the Company entered into an agreement to settle the Britt Case, the Deemer Case (as more fully described in Note 8) and the disputes relating to the Company’s collective bargaining agreement that had expired in October 2001. The settlement is conditioned on, among other things, approval by the NLRB and the United States District Court for the Western District of Pennsylvania of the settlement and the withdrawal of certain NLRB charges and class-action lawsuits against the Company related to the Johnstown facility. The settlement is more fully described in Note 15.

An additional collective bargaining agreement at a different facility covers approximately 32% and 38% of the Company’s active labor force at December 31, 2003 and 2004, respectively, under an agreement that expires in October 2008.

14. Selected Quarterly Financial Data (unaudited)

Unaudited quarterly financial data is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except for share and per share data)
2004
Sales	$88,945	$94,867	$118,631	$179,737
Gross profit	634	1,885	5,041	6,311
Net loss attributable to common shareholders	(4,242)	(4,312)	(7,729)	(9,639)
Net loss per common share attributable to common shareholders—basic and diluted	$(0.62)	$(0.63)	$(1.12)	$(1.40)

2003
Sales	$50,476	$59,327	$56,152	$78,394
Gross profit	4,061	6,591	2,132	6,349
Net loss attributable to common shareholders	(2,073)	(601)	(4,039)	(1,770)
Net loss per common share attributable to common shareholders—basic and diluted	$(0.30)	$(0.09)	$(0.59)	$(0.26)

15. Provision for Settlement of Labor Disputes

On November 15, 2004, the Company entered into a settlement agreement with The United Steelworkers of America, or the USWA, representing approximately 83% of its unionized employees at the Johnstown facilities and approximately 49% of its total active labor force as of December 31, 2004. This agreement was ratified by the union’s members on November 15, 2004 and is effective upon the approval of the agreement by the National Labor Relations Board. The settlement agreement, which expires on May 15, 2008, sets forth the terms of a new collective bargaining agreement following the expiration of the previous collective bargaining agreement that had expired in October 2001. Under the settlement agreement, the Company also agreed to pay: (i) back wages and other costs related to the Final Offer discussed in Note 13 equal to $1,350, (ii) $500 to settle outstanding lawsuits and grievances against the Company as discussed in Notes 8 and 13, and (iii) $300 for attorney’s fees incurred by the Company and the plaintiffs and in settlement of certain outstanding workplace grievances against the Company. In addition, the Company agreed to add certain retirees to its postretirement benefit programs and to pay fixed health care costs with respect to its retired employees. In connection with the settlement of the lawsuits, NLRB charges and negotiation of the terms of a new collective bargaining agreement, the Company recorded (i) $6,147 of non-cash expense related to the Britt Case and (ii) $862 of non-cash expense related to benefits accrued by the participants under the pension and postretirement plans through the date of the settlement agreement. The Company also agreed to create a trust fund for health and welfare benefits for active employees and to make certain payments for retiree health care. Quarterly payments into the active employee health and welfare benefits trust will be made in the amount of $0.60 per hour paid to bargaining unit employees and 3% of the Company’s consolidated quarterly earnings before interest, taxes, depreciation and amortization (as calculated under the settlement agreement). The active employee health and welfare benefits trust will be used to augment supplemental unemployment benefits, health care benefits and severance. Payments for retiree health care will be made in the amount of $450.00 per month per household for Medicare-eligible retirees and $700.00 per month per household for retirees who are not eligible for Medicare. The settlement is conditioned on, among other things, approval by the NLRB and the United States District Court for the Western District of Pennsylvania of the settlement and the withdrawal of certain NLRB charges and class-action lawsuits against the Company related to the Johnstown facility. The Company recorded a provision for the settlement of these labor disputes of $9,159 during 2004.

16. Related Party Transactions

Subsequent to the closing of the Purchase Agreement (see Note 6), TTII sold its interest in the Rights to Additional Acquisition Consideration to an unrelated third party and two directors or affiliates of directors of the Company at a discount from the accreted value of the Rights to Additional Acquisition Consideration. At December 31, 2004, $29,705 of the accreted value of the Rights to Additional Acquisition Consideration was owed to the two directors or affiliates of the directors.

The Company pays management, deferred financing and consulting fees to certain of its stockholders. Amounts accrued for these services amounted to $400, $500 and $500 in the years ended December 31, 2002, 2003 and 2004, respectively.

In June 1999, the Company entered into a management services agreement with two stockholders that collectively own 19% of the outstanding shares of the Company’s common stock. Each management services agreement provides that stockholder will provide the Company with advisory and management services as requested by the Company’s board of directors and agreed to by each stockholder. Each stockholder has the right, but not the obligation, to act as the Company’s advisor with respect to significant business transactions. Each management services agreement provides for an annual management fee of $25 and reimbursement of all reasonable out-of-pocket expenses. Payments for these services totaled $50 for each year ended December 31, 2002, 2003 and 2004.

In June 1999, the Company entered into a deferred financing fee agreement with a stockholder that owns 21% of the outstanding share of the Company’s common stock. In consideration of the stockholder’s purchase of 687,500 shares of the Company’s Class A voting common stock and 1,250 shares of the Company’s Series A voting preferred stock, the Company agreed to pay the stockholder a fee of $50 per year. Payments for these services totaled $50 for each year ended December 31, 2002, 2003 and 2004.

In June 1999, the Company and all of its direct and indirect subsidiaries entered into a management agreement with a stockholder who owns 17% of the outstanding shares of the Company’s common stock, which provides that he will provide general oversight and supervision of the Company’s business and that of its subsidiaries and, upon request, evaluate the long-range corporate and strategic plans, general financial operation and performance of the Company’s subsidiaries and strategies for their capitalization. In consideration of these management services, the Company and two of its subsidiaries, JAC Intermedco, Inc. and JAC Operations, Inc., agreed to pay the stockholder an aggregate base fee of $350 per year, payable monthly. Payments for these services totaled $350 for each year ended December 31, 2002, 2003 and 2004.

In June 1999, the Company and certain of its subsidiaries entered into a consulting agreement with one of the Company’s directors, which provides that he will provide us with consulting services on all matters relating to the Company’s business and that of the Company’s subsidiaries and will serve as a member of the Company’s board of directors. The agreement provides for a consulting fee of $50 per year. Payments for these services totaled $50 for each year ended December 31, 2002, 2003 and 2004.

Certain stockholders of the Company collectively own 74% of the Company’s outstanding common stock and have the ability to exert significant influence over substantially all matters requiring stockholder approval.

17. Subsequent Events

On March 9, 2005, the Company signed a Commitment Letter with a bank to replace the existing revolving credit facility with a new revolving credit facility. The proceeds of the new revolving credit facility will be used to finance the working capital requirements of the Company through direct borrowings and the issuance of stand-by letters of credit. The new revolving credit facility will have a total commitment of the lesser of (i) $50 million or (ii) an amount equal to a percentage of eligible accounts receivable plus a percentage of eligible finished inventory plus a percentage of semi-finished inventory with a subfacility for letters of credit totaling $30 million. The term of the new revolving credit facility will be three years from the date of closing and will bear interest at a rate of LIBOR plus an applicable margin of between 1.75% and 3.00% depending on the “Senior Debt Leverage Ratio” or the ratio of consolidated senior debt to consolidated EBITDA as defined in the Commitment Letter. Borrowings under this revolving credit facility will be collateralized by substantially all of the assets of the Company. The new revolving credit facility will have both affirmative and negative covenants similar in nature to those in the existing revolving credit facility including, without limitation, a Maximum Senior Debt Leverage Ratio, Interest Coverage Ratio, Minimum Adjusted Tangible Net Worth and limitations on capital expenditures and dividends. The commitment is conditional upon, among other things, completion of final due diligence by the bank, no material adverse change in the Company’s business and final negotiation of the credit agreement. The Commitment Letter expires on April 30, 2005.

On April 1, 2005, the Company merged FreightCar America, Inc. with and into a newly formed, wholly owned subsidiary. The new subsidiary is authorized to issue 50 million shares of common stock with a par value of $0.01 per share, and 2.5 million shares of preferred stock with a par value of $0.01 per share. As a result of the merger, all of the holders of the issued and outstanding shares of Class A voting common stock and Class B non-voting common stock received, in exchange for their shares, such number of shares of the common stock of the new subsidiary equal to the aggregate number of their shares multiplied by 550. The holders of the issued and outstanding shares of Series A voting preferred stock and Series B non-voting preferred stock received, in exchange for their shares and on a one-for-one basis, shares of the subsidiary’s Series A voting preferred stock and Series B non-voting preferred stock with identical terms (except the Company changed the par value of the Series A voting preferred stock and the Series B non-voting preferred stock from $500 per share to $0.01 per share and changed the liquidation preference of the Series A voting preferred stock and the Series B non-voting preferred stock to include the value of the accrued liquidation preference of the pre-merger shares of preferred stock). Immediately following the merger, the subsidiary, which is the surviving corporation in the merger, changed its name to “FreightCar America, Inc.” All per common share amounts and common shares outstanding have been restated for all periods presented to reflect the effect of the merger described above. Authorized shares have not been restated.

The Company intends to use a portion of the proceeds from the proposed initial public offering of its common stock and available cash to pay amounts due under the Rights to Additional Acquisition Consideration. Because the total accrued amount payable under the Rights to Additional Acquisition Consideration of $34,089 will exceed the total recorded liability at December 31, 2004 of $28,581 with respect to the Rights to Additional Acquisition Consideration, the Company will record a charge to its Consolidated Statements of Operations for the difference between the recorded liability and the amount payable in the period in which the proposed initial public offering closes.